Exhibit 10.14

September 5, 2023

Carl Rubin

Chief Executive Officer

Homeopathic Partners, Inc.

2363 Arbordale Avenue

The Villages, Florida 32162

Re: Termination of Consulting Agreement

Dear Carl:

This letter is to confirm our oral agreement to terminate, effective immediately, the Consulting Agreement dated July 1, 2022, between our companies. We agreed that the termination of the Consulting Agreement would be appropriate, in light of our company’s recent changes to executive management.

As we further agreed, all sums due and owing as of the date of this letter would be honored by us and that your company would continue to abide by the terms of Sections 4 and 5 of the Consulting Agreement.

If you are in agreement, please sign below and return a signed copy to me.

Thank you very much for your service to our company.

Sincerely,

/s/ Anne B. Blackstone

Anne B. Blackstone

Chief Executive Officer

AGREED:

HOMEOPATHIC PARTNERS, INC.

By: /s/ Carl Rubin

Carl Rubin

Chief Executive Officer